Exhibit (a)(1)(iv)

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER ON SUBSTITUTE FORM W-9

Guidelines for Determining the Proper Taxpayer Identification Number to Guide the Payer.—Social Security Numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer Identification Numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer.

Give the
SOCIAL SECURITY
For this type of account		number of—
1.	An individual’s account	The individual
2.	Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account(1)
3.	Custodian account of a minor (Uniform Gift to Minors Act)	The minor(2)
4.	a. The usual revocable savings trust account (grantor is also trustee)	The grantor-trustee(1)
	b. So-called trust account that is not a legal or valid trust under State law	The actual owner(1)
5.	Sole proprietorship or single-member limited liability company (“LLC”) that is disregarded as separate from its member	The owner(3)

Give the EMPLOYER
IDENTIFICATION
For this type of account:		number of—
6.	A valid trust, estate, or pension trust	The legal entity(4)
7.	Corporation or LLC that has elected to be taxed as a corporation	The corporation or LLC
8.	Religious, charitable or education organization account	The organization
9.	Partnership or multiple-member LLC that has not elected to be taxed as a corporation	The partnership or LLC
10.	Association, club or other tax-exempt organization	The organization
11.	A broker or registered nominee	The broker or nominee
12.	Account with the Department of Agriculture in the name of a public entity (such as a State or local government, school district or prison) that receives agricultural program payments	The public entity

(1)	List first and circle the name of the person whose number you furnish. If only one person on a joint account has a Social Security Number, that person’s number must be furnished.

(2)	Circle the minor’s name and furnish the minor’s Social Security Number.

(3)	Show the name of the owner. In addition, you may enter your “doing business as” name. You may use either your Social Security Number or Employer Identification Number.

(4)	List first and circle the name of the legal trust, estate, or pension trust. Do not furnish the identifying number of the personal representative or trustee unless the legal entity is not designated in the account title.

NOTE:	If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

Obtaining a Number

If you do not have a Taxpayer Identification Number, or if you do not know your number, obtain Form SS-5, Application for a Social Security Number Card, or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service (the “IRS”) and apply for a number. Section references contained herein refer to sections of the Internal Revenue Code of 1986, as amended.

Payees Exempt from Backup Withholding

Payees specifically exempted from backup withholding include:

•	An organization exempt from tax under Section 501(a), an individual retirement plan, or a custodial account under Section 403(b)(7), if the account satisfies the requirements of Section 401(f)(2),

•	The United States or any of its agencies or instrumentalities,

•	A State, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities,

•	A foreign government or any of its political subdivision, agencies, or instrumentalities, or

•	An international organization or any of its agencies or instrumentalities.

Payees that may be exempt from backup withholding include:

•	A corporation,

•	A foreign central bank of issue,

•	A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States,

•	A futures commission merchant registered with the Commodity Futures Trading Commission,

•	A real estate investment trust,

•	An entity registered at all times during the tax year under the Investment Company Act of 1940,

•	A common trust fund operated by a bank under Section 584(a),

•	A financial institution,

•	A middleman known in the investment community as a nominee or custodian, or

•	A trust exempt from tax under section 664 or a non-exempt trust described in section 4947.

Payments of dividends and patronage dividends generally exempt from backup withholding include:

•	Payments to nonresident aliens subject to withholding under Section 1441,

•	Payments to partnerships not engaged in a trade or business in the United States and that have at least one nonresident alien partner,

•	Payments of patronage dividends not paid in money,

•	Payments made by certain foreign organizations, or

•	Section 404(k) payments made by an ESOP.

Payments of interest generally exempt from backup withholding include:

•	Payments of interest on obligations issued by individuals, unless such payments equal $600 or more and are paid in the course of the payer’s trade or business and the payee does not provide its correct taxpayer identification number to the payer,

•	Payments of tax-exempt interest (including exempt-interest dividends under Section 852),

•	Payments described in Section 6049(b)(5) to nonresident aliens,

•	Payments on tax-free covenant bonds under Section 1451,

•	Payments made by certain foreign organizations, or

•	Mortgage or student loan interest paid to you.

Exempt payees described above should file Substitute Form W-9 or applicable IRS Form W-8 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER, FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, WRITE “EXEMPT” ON THE FACE OF THE FORM, SIGN AND DATE THE FORM AND RETURN IT TO THE PAYER.

Certain payments, other than interest, dividends and patronage dividends, that are not subject to information reporting are also not subject to backup withholding. For details, see Sections 6041, 6041A, 6042, 6044, 6045, 6049, 6050A and 6050N and the regulations thereunder.

Privacy Act Notice—Section 6109 requires most recipients of dividends, interest, or other payments to give Taxpayer Identification Numbers to payers who must report the payments to the IRS. The IRS uses the numbers for identification purposes. Payers must be given the numbers whether or not recipients are required to file tax returns. Payers generally must withhold 28% of taxable interest, dividends and certain other payments to a payee who does not furnish a Taxpayer Identification Number to a payer. Certain penalties also may apply.

Penalties

(1) Penalty for Failure to Furnish Taxpayer Identification Number—If you fail to furnish your Taxpayer Identification Number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2) Civil Penalty for False Information with Respect to Withholding—If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.

(3) Criminal Penalty for Falsifying Information—Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

(4) Misuse of Taxpayer Identification Number—If the payer discloses or misuses a Taxpayer Identification Number in violation of federal law, the payer may be subject to civil and criminal penalties.

FOR ADDITIONAL INFORMATION, CONTACT YOUR TAX CONSULTANT OR THE IRS.

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